Exhibit (d)(98)

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of the 31st day of July, 2011 by and between NORTHERN FUNDS (the “Trust”), a Delaware business trust and a registered investment company under the Investment Company Act of 1940, as amended and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust (each a “Fund” and collectively, the “Funds”) and Northern Trust Global Investments Limited (“NTGIL”) serves as co-investment adviser to the Global Fixed Income Fund pursuant to an Amended and Restated Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) among the Trust, NTI and NTGIL dated November 15, 2007 (with respect to the Global Sustainability Index Fund) and January 29, 2008 (with respect to all other Funds), as amended.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse expenses for each of the Funds set forth on Exhibit A.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. NTI shall, from the date of this Agreement, reimburse a portion of the operating expenses (other than acquired fund fees and expenses, extraordinary expenses and interest, if any) of each Fund set forth on Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Fund expressed as a percentage of average daily net assets shall not exceed the amount set forth on Exhibit A (“Expense Limit”). NTI shall first reimburse advisory fees payable by a Fund, and then reimburse other operating expenses of such Fund to the extent the amount of difference between the Fund’s operating expenses and the Expense Limit exceeds the advisory fees payable by the Fund.

2. The termination date of this Agreement is July 31, 2012 (the “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one year period, a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Fund, at any time if it determines that such termination is in the best interest of the Fund and its shareholders.

3. NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

4. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

Exhibit A

The Northern Funds

Name of Fund	Total Annual Net Fund Operating Expenses (expressed as a percentage of each Fund’s average daily net assets)
Emerging Markets Equity Index Fund	0.80%
Enhanced Large Cap Fund	0.60%
Large Cap Equity Fund	1.00%
Income Equity Fund	1.00%
International Equity Fund	1.25%
Large Cap Value Fund	1.10%
Large Cap Growth Fund	1.00%
Small Cap Core Fund	1.00%
Small Cap Value Fund	1.00%
Technology Fund	1.25%
Developed Small Cap Index Fund	0.65%
Global Real Estate Index Fund	0.65%
Global Sustainability Index Fund	0.65%
International Equity Index Fund	0.45%
Mid Cap Index Fund	0.30%
Small Cap Index Fund	0.35%
Stock Index Fund	0.25%
Bond Index Fund	0.25%
Fixed Income Fund	0.90%
Global Fixed Income Fund	1.15%
High Yield Fixed Income Fund	0.90%
Short-Intermediate U.S. Government Fund	0.90%
Tax-Advantaged Ultra-Short Fixed Income Fund	0.25%
Ultra-Short Fixed Income Fund	0.25%
U.S. Government Fund	0.90%
Arizona Tax-Exempt Fund	0.75%
California Intermediate Tax-Exempt Fund	0.75%
California Tax-Exempt Fund	0.75%
High Yield Municipal Fund	0.85%
Intermediate Tax-Exempt Fund	0.75%
Short-Intermediate Tax-Exempt Fund	0.70%
Tax-Exempt Fund	0.75%
California Municipal Money Market Fund	0.45%
Money Market Fund	0.45%
Municipal Money Market Fund	0.45%
U.S. Government Money Market Fund	0.45%

U.S. Government Select Money Market Fund	0.45%
Investors Money Market Fund	0.25%
Investors AMT-Free Municipal Money Market Fund	0.25%
Investors U.S. Government Money Market Fund	0.25%

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